UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 25, 2011

YTB International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 25, 2011, YTB International, Inc. (“YTB”), YTB Travel, Inc. (“YTB Travel”), YTB Travel Network of Illinois, Inc., a wholly owned subsidiary of YTB Travel (“Seller”), and ZamZuu, Inc. (collectively with YTB, YTB Travel and the Seller, the “YTB Parties”), entered into an asset purchase agreement (the “Agreement”), with Sixth Scott, LLC (“Sixth Scott”), a non-affiliated third party, and First Travel Alliance, LLC, a wholly owned subsidiary of Sixth Scott (“FTA” and together with Sixth Scott, the “Purchaser”).  The YTB Parties are currently in the business of creating, selling and supporting online travel booking websites to subscribers through websites and otherwise selling travel through various means (the “Business”).  Pursuant to and accordance with terms of the Agreement, the Seller agreed to sell, assign, transfer and convey to Sixth Scott the contracts, agreements and licenses held by the Seller in relation to the Business (the “Assets”), and Sixth Business agreed to assume the debts, obligations and liabilities related to the Assets.

Pursuant to the terms of the Agreement, the YTB Parties agreed to engage the Purchaser as the sole and exclusive provider to the YTB Parties and their affiliates of all travel related services anywhere in the world other than Canada during the term of the agreement.  The agreement has a term of five years (the “Initial Term”), and will automatically renew for one-year periods unless otherwise terminated pursuant to the terms of the Agreement.

In consideration of the Agreement:

(a)	On the closing date, or no later than January 31, 2012, (the “Closing Date”), Sixth Scott shall pay YTB Travel $400,000, (the “First Installment Payment”).
(b)
On the earlier of thirty days after the date on which a minimum of 1,000 Subscribers have converted from an Orbitz-based travel booking system to Sixth Scott’s travel agency booking system or 120 days after the First Installment Payment is made, (the “Payment Date”), Sixth Scott shall pay YTB Travel an additional $200,000.

(c)
On the earlier of thirty days after the date on which a minimum of 1,500 Subscribers have converted from an Orbitz-based travel booking system to Sixth Scott’s travel agency booking system or 150 days after the Payment Date, Sixth Scott shall pay YTB Travel an additional $150,000.

(d)
During the Initial Term of this Agreement, Sixth Scott shall pay YTB Travel on a quarterly basis an amount equal to the product of the applicable commission rate (i) 75% at any time prior to Sixth Scott’s payment of the First Installment Payment or after payment of the First Installment Payment if Sixth Scott fails to make any other payment required to be made as and when due until such time as all such payments are made, (ii) 50% at any time on or after Sixth Scott’s payment of the First Installment Payment, provided that if Sixth Scott fails to make any other payment as and when due, (iii) during the first two years of the Initial Term, provided that Sixth Scott has made the First Installment Payment and all other payments required to be made, (a) 25% if the average number of Subscribers during any calendar quarter during such first two years of the Initial Term falls below 20,000 but remains at or above 15,000, and (b) 12.5% if the average number of Subscribers during any calendar quarter during such first two years of the Initial Term falls below 15,000, (the “Applicable Commission Rate”); and net travel revenues, or the dollar amount of all travel revenues received by Sixth Scott during such quarter less the amount of commissions payable to qualified Subscribers with respect to the travel revenues generated by such qualified Subscribers during such quarter less standard or excess costs, generated during the applicable quarter (the “Net Travel Revenues”), collectively, (the “Net Commission Payments”).

(e)	The total amount of Net Commission Payments payable to YTB Travel in any year during the Initial Term shall not exceed $1,350,000.
(f)
Notwithstanding certain limitations, Sixth Scott shall pay to YTB Travel an annual bonus payment as follows: (i) during years one to three of the Initial Term, an amount equal to 3% of Net Travel Revenues to the extent travel revenues exceed $14,000,000; and (ii) during years four through five of the Initial Term, an amount equal to 4% of Net Travel Revenues to the extent travel revenues exceed $16,000,000.

Pursuant to the Agreement, total potential compensation paid to YTB Travel including installment payments and assuming maximum Net Commission Payments, not including potential annual bonus payments, totals $7.5 million.

In addition, Sixth Scott may offer employment to certain YTB Travel employees, as provided in the Agreement, and the YTB Parties will use all commercially reasonable efforts to encourage those employees to accept employment with the Purchaser.

A copy of the press release related to the YTB Parties’ entry into the Agreement is filed herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

 (d)           Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated October 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: October 31, 2011	By:	/s/ Jeremy Hemann
Name: Jeremy Hemann
Title: Chief Financial Officer